Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-228063 and 333-248975), S-3 (File No. 333-254290), and S-8 (File Nos. 333-218831, 333-249959, and 333-259917) of our report dated December 14, 2022 with respect to the audited consolidated financial statements of CleanSpark, Inc. and its subsidiaries (collectively, the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended September 30, 2022.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

December 14, 2022